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                                                           EXHIBIT 11(g)(4)




                                                      March 24, 1997


To: Secretary of Healthdyne Technologies, Inc.
    1255 Kennestone Circle
    Marietta, Georgia  30066

    SUPPLEMENTAL NOTICE OF BUSINESS TO BE BROUGHT BEFORE THE 1997 ANNUAL MEETING
                   OF SHAREHOLDERS OF HEALTHDYNE TECHNOLOGIES, INC.


         Reference is hereby made to that certain Notice of Business to be Brought Before the 1997 Annual Meeting of Shareholders of Healthdyne Technologies, Inc. (the "Original Notice") which Invacare hand-delivered to the Secretary of the Company on March 20, 1997. Capitalized terms which are not defined herein have the meaning set forth in the Original Notice.

         Since the time the Original Notice was delivered to Healthdyne on March 20, 1997, Invacare has become aware of legislation proposed in the late afternoon of the same day in the Georgia legislature (such legislation, or any legislation of similar or analogous import or effect, the "Proposed Director-Entrenchment Legislation") which, if adopted, would, among other things, mandate a "staggered board" scheme for certain publicly held Georgia companies, including the Company, and eliminate the right of the shareholders of the Company to remove directors without cause, unless the Board of Directors of the Company effectively chose not to be governed by such provisions. It is our understanding that Parker H. Petit, Chairman of the Board of Directors of the Company, has publicly stated that the Company is responsible for the Proposed Director-Entrenchment Legislation being considered by the Georgia legislature.

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         Because of these extraordinary circumstances, including Healthdyne's acknowledged role with respect to the Proposed Director-Entrenchment Legislation and the timing and manner of its introduction (including relative to the purported deadline for shareholder nominations and proposals imposed by the Notice Requirements), Invacare hereby expressly reserves the right, if the Proposed Director-Entrenchment Legislation is enacted as law in its present or any other form, to take such actions as it deems appropriate at the time, which might include modifying one or more of the nominations or proposals made in the Original Notice and/or submitting additional proposals for consideration by the shareholders at the Annual Meeting, whether or not the Company would attempt to block such action by invoking technical provisions of the Notice Requirements.

         In addition and without limitation of the foregoing, Invacare hereby supplements the Original Notice by notifying the Company, in full conformance with the Notice Requirements, that if the Proposed Director-Entrenchment Legislation is enacted as law in its present or any other form (if and as so enacted, the "Director-Entrenchment Amendments"), Invacare currently intends to additionally propose the following resolutions for adoption by the shareholders of the Company at the Annual Meeting, each of which are intended to be considered "Shareholder Proposals":

    1. A resolution, to be considered prior to the election of directors at the Annual Meeting, to demand that the Company and its Board of Directors and officers immediately take all necessary action, prior to the election of directors at the Annual Meeting, to provide that all effects of the Director-Entrenchment Amendments be, to the greatest extent possible, reversed or nullified, including (i) by "opting out" of the applicability and/or effect of such Director-Entrenchment Amendments and (ii) taking all other necessary action to provide that all directors of the Company will be elected at each annual meeting of the Company's shareholders (including at the Annual Meeting) and that all directors of the Company will be subject to removal by the shareholders without cause at any time, in each case to the same extent currently provided

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         under the Georgia Business Corporation Code as in effect on the date hereof and the Company's current Articles of Incorporation and its By-Laws.

    2. A resolution to demand that the Company and its Board of Directors and officers take all necessary and/or appropriate action to immediately make available to the shareholders of the Company the opportunity to sell their shares of Common Stock pursuant to the Offer and the Merger, including action to satisfy all of the conditions of the Offer, or to immediately publicly announce that the Company will immediately solicit, and promptly arrange for, an alternative transaction which provides all Company shareholders with the opportunity to receive demonstrably greater value for all their shares of Common Stock than that which would be available to them in the Offer and the Merger.

         The purpose of the above resolutions would be to express the desire and demand of the Company's shareholders (1) to have restored the corporate governance procedures in effect for the Company prior to the enactment of any Director-Entrenchment Amendments and (2) to be given the opportunity to receive the consideration offered in the Offer and Merger for their Common Stock. Invacare reserves the right to revise or not to make either of the above proposals at the Annual Meeting based on circumstances existing at the time, including the exact form and effect of any Director-Entrenchment Amendments. All of the Shareholder Proposals, including as supplemented by this Notice, would be intended to be binding on the Board of Directors of the Company to the fullest extent permitted by law.

         Invacare also hereby clarifies the Shareholder Proposal numbered (4) in the Original Notice by stating that, in addition to the types of definitive procedures with respect to special meetings specifically described in the Original Notice, such Shareholder Proposal will also provide for definitive procedures with respect to establishing the validity of any demand made by the shareholders for such meeting and establishing procedures with respect to any dispute which may arise between the Company and the shareholders making the demand with respect to any matter relating to such meeting.

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         Invacare hereby repeats and incorporates by reference herein the statements made in the first and third paragraphs of Section IV of the Original Notice, with references in such Section IV to the "Notice" and the "Shareholder Proposals" being deemed to refer to the Original Notice and the Shareholder Proposals as supplemented by this Notice.

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         IN WITNESS WHEREOF, Invacare Corporation has hereby caused this Notice to be executed on the date first written above by its duly authorized officer.


                                       INVACARE CORPORATION


                                        /s/ Thomas R. Miklich
                                       ------------------------------
                                       Name: Thomas R. Miklich
                                       Title: Chief Financial Officer